EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS INCREASED FIRST QUARTER
NET INCOME, SOLID LOAN GROWTH AND OPERATIONAL EFFICIENCY

WAYNE, NJ – April 25, 2019 -- Valley National Bancorp (NASDAQ:VLY), the holding company for Valley National Bank, today reported net income for the first quarter of 2019 of $113.3 million, or $0.33 per diluted common share, as compared to the first quarter of 2018 earnings of $42.0 million, or $0.12 per diluted common share, and net income of $77.1 million, or $0.22 per diluted common share, for the fourth quarter of 2018. Net income for first quarter of 2019 included net non-core income of $59.1 million ($38.4 million after-tax) mainly related to a $78.5 million gain on the sale (and leaseback) of several locations, partially offset by additional income tax expense related to reserves for uncertain tax liabilities, severance charges and the impairment of certain tax credit investments. Comparatively, net income for the first quarter of 2018 and fourth quarter of 2018 included net non-core charges totaling $26.8 million ($19.8 million after-tax) and $5.3 million ($4.5 million after-tax), respectively. Excluding all non-core items, our adjusted net income was $74.9 million, or $0.22 per diluted common share, for the first quarter of 2019, $61.7 million, or $0.18 per diluted common share, for the first quarter of 2018, and $72.7 million, or $0.21 per diluted common share, for the fourth quarter of 2018. See further details below, including the "Consolidated Financial Highlights" tables.
Key financial highlights for the first quarter:

•
Loan Portfolio: Loans increased $387.6 million, or 6.2 percent on an annualized basis, to approximately $25.4 billion at March 31, 2019 from December 31, 2018. The increase was largely due to solid organic loan growth within the commercial and industrial loan and commercial real estate loan categories. Additionally, we sold approximately $193 million of residential mortgage loans and a small retail credit card portfolio resulting in total pre-tax gains of $4.6 million during the first quarter of 2019.

•
Non-interest Income: Non-interest income increased $73.0 million to $107.7 million for the first quarter of 2019 as compared to the fourth quarter of 2018 largely due to a $78.5 million gain on the sale leaseback of 25 branches and 1 corporate location recognized during the first quarter, partially offset by a decline in other income caused by a $6.5 million gain realized on the sale of our Visa Class B shares during the fourth quarter of 2018. See "Sale Leaseback" section below for more details.

•
Non-interest Expense: Non-interest expense decreased $5.9 million, or 3.8 percent, to $147.8 million for the first quarter of 2019 as compared to the fourth quarter of 2018 primarily due to declines in several expense categories due, in part, to our continued focus on operational efficiencies. Infrequent charges related to severance expense and other than temporary impairment of certain tax credit investments totaled $4.8 million and $2.4 million, respectively, within non-interest expense for the first quarter of 2019.

Valley National Bancorp (NASDAQ: VLY)
2019 First Quarter Earnings
April 25, 2019

•
Efficiency Ratio: Our efficiency ratio was 45.29 percent for the first quarter of 2019 as compared to 59.87 percent and 72.44 percent for the fourth quarter of 2018 and first quarter of 2018, respectively. Excluding the gain on the sale leaseback, severance charges, merger expense, amortization and impairment of tax credit investments, and litigation reserve expense, if applicable in the period, our adjusted efficiency ratio was 54.79 percent for the first quarter of 2019 as compared to 56.68 percent and 60.03 percent for the fourth quarter of 2018 and first quarter of 2018, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding this non-GAAP measure.

•
Income Tax Expense: The effective tax rate was 33.5 percent for the first quarter of 2019 as compared to 19.0 percent for the fourth quarter of 2018. The increase as compared to the fourth quarter of 2018 was mainly due to an additional provision for income taxes of $12.1 million related to uncertain tax liability positions at March 31, 2019, as well as a $2.3 million tax benefit recognized in the fourth quarter of 2018 related to the adjustment of the Tax Cuts and Jobs Act provisional amounts in our final 2017 tax returns. See the "Investment in DC Solar Funds" section below for additional information on the uncertain tax liability positions. For the remainder of 2019, we currently estimate that our effective tax rate will range from 25.5 percent to 27.5 percent.

•
Net Interest Income and Margin: Net interest income on a tax equivalent basis of $219.9 million for the first quarter of 2019 decreased $3.5 million as compared to the fourth quarter of 2018. Our net interest margin on a tax equivalent basis of 2.98 percent for the first quarter of 2019 decreased by 12 basis points from 3.10 percent for the fourth quarter of 2018. Both net interest income and the margin were negatively impacted by lower interest recovery income and other fees, two less days as compared to the fourth quarter of 2018 and an increase in funding cost. See the "Net Interest Income and Margin" section below for more details.

•	Provision for Credit Losses: The provision for credit losses modestly increased to $8.0 million for the first quarter of 2019 as compared to $7.9 million for the fourth quarter of 2018.

•
Credit Quality: Net loan charge-offs totaled $5.3 million for the first quarter of 2019 as compared to $1.0 million for the fourth quarter of 2018. The first quarter 2019 net charge-offs increased largely due to partial charge-offs related to two impaired commercial loan relationships and a modest uptick in consumer loan charge-offs. Non-accrual loans represented 0.37 percent of total loans at March 31, 2019 as compared to 0.35 percent at December 31, 2018.

•
Performance Ratios: Annualized return on average assets (ROA), shareholders’ equity (ROE) and tangible ROE were 1.40 percent, 13.35 percent, and 20.29 percent for the first quarter of 2019, respectively. Annualized ROA, ROE and tangible ROE, adjusted for infrequent income and charges, was 0.93 percent, 8.83 percent, and 13.42 percent for the first quarter of 2019, respectively.

Ira Robbins, CEO and President commented, "We are very pleased with the progress made during the quarter towards achieving our long-term operating efficiency goals.  Furthermore, we are seeing solid loan and strong core deposit growth from both new and existing client relationships. While net interest income and the margin experienced some compression quarter over quarter, we believe we are still on track to achieve our previously stated 2019 targets."

Valley National Bancorp (NASDAQ: VLY)
2019 First Quarter Earnings
April 25, 2019

Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $219.9 million for the first quarter of 2019 increased $10.8 million as compared to the first quarter of 2018 and decreased $3.5 million as compared to the fourth quarter of 2018. The decrease as compared to the fourth quarter of 2018 was largely due to a combination of higher costs of deposits, a slight decline in yield on loans (mostly caused by a decline in interest recovery income and other loan fees) and two less days in the first quarter. Interest income on a tax equivalent basis increased $5.5 million to $321.5 million for the first quarter of 2019 as compared to the fourth quarter of 2018 mainly due to an $723.8 million increase in average loans, partially offset by 4 basis point decrease in the yield on average loans. Interest expense of $101.6 million for the first quarter of 2019 increased $9.0 million as compared to the fourth quarter of 2018 largely due to higher costs and average balances for both money market and certificate of deposit accounts, partially offset by decreases of $304.6 million and $100.4 million in average short-term and long-term borrowings, respectively. The decreases were mostly driven by the repayment of maturing FHLB advances made possible by increased liquidity from deposits, as well as the net proceeds from our recent sale leaseback transaction.

Our net interest margin on a tax equivalent basis of 2.98 percent for the first quarter of 2019 decreased by 15 basis points and 12 basis points from 3.13 percent and 3.10 percent for the first quarter of 2018 and fourth quarter of 2018, respectively. The yield on average interest earning assets decreased by 4 basis points on a linked quarter basis mostly due to a decline in the yield on loans. The yield on average loans decreased by 4 basis points to 4.57 percent for the first quarter of 2019 as compared to the fourth quarter of 2018 largely due to the decline in interest recovery income and other loan fees and two less days in the first quarter of 2019. The overall cost of average interest bearing liabilities increased 10 basis points to 1.82 percent for the first quarter of 2019 as compared to the linked fourth quarter of 2018 due to 15, 7, and 4 basis point increases in the cost of average interest bearing deposits, short-term borrowings, and long-term borrowings, respectively, largely driven by higher market interest rates. Our cost of total average deposits was 1.20 percent for the first quarter of 2019 as compared to 1.07 percent for the fourth quarter of 2018.
Sale Leaseback Transaction
Valley closed a sale-leaseback transaction for 26 of the previously announced 29 properties in March 2019. The properties, consisting of 25 branches and 1 corporate location, were sold for an aggregate purchase price of $100.5 million. The pre-tax net gain associated with the 26 properties was $78.5 million (after transaction-related expenses) for the first quarter of 2019.

Valley expects to close the sale of the remaining three properties during the second quarter of 2019, which remain subject to due diligence. The remaining properties are expected to result in a pre-tax net gain of more than $3 million.
Branch Transformation and Other Operational Improvements
As previously disclosed, Valley has embarked on a strategy to overhaul its retail network. During 2018, we identified several branches that did not meet certain internal performance measures. Of those identified, we closed 7 branches in 2018 and 13 additional branches during the first quarter of 2019. The estimated annual operating expense savings from the 20 branch closures is expected to be approximately $9 million. During the fourth quarter of 2018, we recognized severance costs of $2.7 million related to the branch closures and branch staff reductions.

Valley National Bancorp (NASDAQ: VLY)
2019 First Quarter Earnings
April 25, 2019

For the remaining branch network, we continue to monitor the operating performance of each branch and implement tailored action plans focused on improving profitability and deposit levels for those branches that underperform.

In addition, Valley recently announced a plan to improve its operating efficiencies. The annualized salary and benefit expense savings associated with the plan is expected to exceed $5 million, excluding $4.8 million of severance charges recognized in the first quarter of 2019. Valley expects to implement the majority of cost saves by the end of the second quarter of 2019.
Investment in DC Solar Funds
From 2013 to 2015, Valley invested in three federal renewable energy tax credit funds sponsored by DC Solar and claimed the related federal tax credit benefits of approximately $22.8 million in its consolidated financial statements during same period. In late February 2019, we learned of allegations of fraudulent conduct by DC Solar, including information about asset seizures of DC Solar property and assets of its principals and ongoing federal investigations. We referred to these matters in our Annual Report on Form 10-K for 2018. Since learning of the allegations, Valley has conducted an ongoing investigation coordinated with 10 other DC Solar fund investors, investors' outside counsel and a third party specialist. The facts uncovered to date by the investor group impact each investor differently, affecting their likelihood of loss and the ultimate amount of tax benefit likely to be recaptured.

Given the circumstances that we are aware of at the time of this release and management's best judgments regarding the settlement of the tax positions that it would ultimately accept with the IRS, we currently expect a partial loss and tax benefit recapture. As a result of this assessment, our first quarter of 2019 net income includes an increase to our provision for income taxes of $12.1 million, reflecting the reserve for uncertain tax liability positions related to renewable energy tax credits and other tax benefits previously recognized from the investments in the DC Solar funds plus interest. Additionally, we recognized a full write down of the related unamortized investments totaling $2.4 million (previously presented in other assets) due to other than temporary impairment losses during the first quarter of 2019. We can provide no assurance that we will not recognize additional tax provisions related to this uncertain tax liability as we learn additional facts and information, or that we will not ultimately incur a complete loss on the related tax positions, which is currently estimated to be $28.8 million (inclusive of the $12.1 million provision for the first quarter of 2019).
Loans, Deposits and Other Borrowings
Loans. Loans increased $387.6 million to approximately $25.4 billion at March 31, 2019 from December 31, 2018. The increase was mainly due to continued strong quarter over quarter organic growth in commercial and industrial loans and commercial real estate loans, partially offset by moderate declines in construction and residential mortgage loans. During the first quarter of 2019, we originated $89.6 million of residential mortgage loans for sale rather than held for investment and we also sold approximately $100 million of pre-existing loans from our residential mortgage loan portfolio. Residential mortgage loans held for sale totaled $31.9 million and $35.2 million at March 31, 2019 and December 31, 2018, respectively.

Valley National Bancorp (NASDAQ: VLY)
2019 First Quarter Earnings
April 25, 2019

Deposits. Total deposits increased $454.5 million to approximately $24.9 billion at March 31, 2019 from December 31, 2018 largely due to increases in money market and NOW deposits driven by the continued success of commercial and consumer deposit initiatives commenced in the second half of 2018. Non-interest bearing deposits also increased by $176.6 million to $6.4 billion at March 31, 2019 from December 31, 2018 due to strong retail and commercial volumes, including one substantial commercial loan customer account. Brokered deposits totaling $3.2 billion (consisting of both time and money market deposit accounts) at March 31, 2019 remained relatively unchanged from December 31, 2018. Non-interest bearing deposits; savings, NOW, money market deposits; and time deposits represented approximately 25 percent, 46 percent and 29 percent of total deposits as of March 31, 2019, respectively.
Other Borrowings. Short-term and long-term borrowings decreased $56.3 million and $154.5 million, respectively, at March 31, 2019 as compared to December 31, 2018 largely due to the repayment of matured FHLB advances and our ability to reduce wholesale funding because of deposit growth and the net proceeds from the sale leaseback transaction in the first quarter of 2019.
Credit Quality
Non-Performing Assets. Our past due loans and non-accrual loans discussed further below exclude PCI loans. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are accounted for on a pool basis and are not subject to delinquency classification in the same manner as loans originated by Valley. Our PCI loan portfolio totaled $4.0 billion, or 15.8 percent, of our total loan portfolio at March 31, 2019.
Total non-performing assets (NPAs), consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets increased $4.7 million to $103.4 million at March 31, 2019 as compared to December 31, 2018 mainly due to increases of $5.0 million and $1.9 million in non-accrual loans and other repossessed assets, respectively, during the first quarter of 2019, partially offset by a decline in OREO balances largely caused by sale activity. The increase in non-accrual loans was mainly due to taxi medallion loans within the commercial and industrial loan, while other repossessed assets increased due to our repossession of eight New York City (NYC) medallions from one non-performing loan relationship during the first quarter of 2019. Non-accrual loans increased to 0.37 percent of total loans at March 31, 2019 as compared to 0.35 percent of total loans at December 31, 2018.
Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) were $82.0 million, or 0.32 percent of total loans, at March 31, 2019 as compared to $67.7 million, or 0.27 percent of total loans, at December 31, 2018. The $14.3 million increase from December 31, 2018 was partially due to a matured performing commercial real estate loan in the normal process of renewal totaling $15.0 million within the loans 30 - 59 days past due category, as well as a few other large commercial real estate loans within this past due category that are now current to their contractual payments.
During the first quarter of 2019, we continued to closely monitor our NYC and Chicago taxi medallion loans totaling $118.8 million and $8.1 million, respectively, within the commercial and industrial loan portfolio at March 31, 2019. While the vast majority of the taxi medallion loans are currently performing, continued negative trends in the market valuations of the underlying taxi medallion collateral due to competing car service providers and other external factors could impact the future performance and internal classification of this portfolio. At March 31, 2019, the medallion portfolio included impaired loans totaling $79.6 million with related reserves of $29.6 million within the allowance for loan losses as compared to impaired loans totaling $73.7 million with related reserves of $27.9 million at

Valley National Bancorp (NASDAQ: VLY)
2019 First Quarter Earnings
April 25, 2019

December 31, 2018. At March 31, 2019, the impaired medallion loans largely consisted of $68.8 million of non-accrual taxi cab medallion loans classified as doubtful and $10.8 million of performing troubled debt restructured (TDR) loans classified as substandard loans. Additionally, Valley currently has $13.9 million of performing non-impaired taxi medallion loans which are scheduled to mature in 2019, and $19.2 million that mature between 2023 and 2028. If all of the loans with 2019 maturities became TDRs upon maturity and renewal, an additional reserve of $7.3 million would be required based on the allowance methodology at March 31, 2019.
Allowance for Credit Losses. The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category (including PCI loans) at March 31, 2019, December 31, 2018, and March 31, 2018:

	March 31, 2019		December 31, 2018		March 31, 2018
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans*	$99,210	2.20%	$95,392	2.20%	$70,388	1.94%
Commercial real estate loans:
Commercial real estate	24,261	0.19%	26,482	0.21%	36,109	0.31%
Construction	23,501	1.62%	23,168	1.56%	20,570	1.50%
Total commercial real estate loans	47,762	0.34%	49,650	0.36%	56,679	0.43%
Residential mortgage loans	5,139	0.13%	5,041	0.12%	4,100	0.12%
Consumer loans:
Home equity	523	0.10%	598	0.12%	547	0.10%
Auto and other consumer	6,327	0.29%	5,614	0.26%	4,990	0.25%
Total consumer loans	6,850	0.25%	6,212	0.23%	5,537	0.22%
Total allowance for credit losses	$158,961	0.63%	$156,295	0.62%	$136,704	0.61%
Allowance for credit losses as a %
of non-PCI loans		0.74%		0.75%		0.78%

* Includes the reserve for unfunded letters of credit.
Our loan portfolio, totaling $25.4 billion at March 31, 2019, had net loan charge-offs totaling $5.3 million and $1.0 million for the first quarter of 2019 and fourth quarter of 2018, respectively, as compared to net recoveries of loan charge-offs totaling $1.3 million for the first quarter of 2018. During the first quarter of 2019, we recorded a $8.0 million provision for credit losses as compared to $7.9 million and $10.9 million for the fourth quarter of 2018 and the first quarter of 2018, respectively. The first quarter of 2019 provision was largely due to additional allocated reserves for impaired taxi medallion loans, loan growth, and the moderate increase in charge-offs.

The allowance for credit losses, comprised of our allowance for loan losses and reserve for unfunded letters of credit, as a percentage of total loans was 0.63 percent, 0.62 percent and 0.61 percent at March 31, 2019, December 31, 2018 and March 31, 2018, respectively. At March 31, 2019, the allowance allocations

Valley National Bancorp (NASDAQ: VLY)
2019 First Quarter Earnings
April 25, 2019

for losses as a percentage of total loans remained relatively stable as compared to December 31, 2018 for most loan categories.
Capital Adequacy
Valley's regulatory capital ratios continue to reflect its well capitalized position. Valley's total risk-based capital, Tier 1 capital, Tier 1 leverage capital, and common equity Tier 1 capital ratios were 11.37 percent, 9.38 percent, 7.58 percent and 8.53 percent, respectively, at March 31, 2019.
Investor Conference Call
Valley will host a conference call with investors and the financial community at 11:00 AM Eastern Standard Time, today to discuss the first quarter 2019 earnings. Those wishing to participate in the call may dial toll-free (866) 354-0432. The teleconference will also be webcast live: https://edge.media-server.com/m6/p/pqcrcbis and archived on Valley's website through Friday, May 24, 2019. Investor presentation materials will be made available prior to the conference call at www.valley.com.
About Valley
As the principal subsidiary of Valley National Bancorp, Valley National Bank is a regional bank with approximately $32 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates over 200 branches across New Jersey, New York, Florida and Alabama, and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to www.valley.com or call our Customer Service Center at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

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due diligence issues or other matters prevent the expected sale and leaseback of three branch properties or expenses that reduce the additional pre-tax net gain expected to be recognized in the second quarter of 2019;

•	developments in the DC Solar bankruptcy and federal investigations that could require the recognition of additional tax provision charges related to uncertain tax liability positions;

•	higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations and case law;

•	weakness or a decline in the economy, mainly in New Jersey, New York, Florida and Alabama, as well as an unexpected decline in commercial real estate values within our market areas;

Valley National Bancorp (NASDAQ: VLY)
2019 First Quarter Earnings
April 25, 2019

•	the inability to grow customer deposits to keep pace with loan growth;

•	an increase in our allowance for credit losses due to higher than expected loan losses within one or more segments of our loan portfolio;

•	less than expected cost savings from Valley's branch transformation strategy and cost reduction plans;

•
greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;

•	the loss of or decrease in lower-cost funding sources within our deposit base, including our inability to achieve deposit retention targets under Valley's branch transformation strategy;

•
cyber-attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;

•
results of examinations by the OCC, the FRB, the CFPB and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;

•
damage verdicts or settlements or restrictions related to existing or potential litigations arising from claims of breach of fiduciary responsibility, negligence, fraud, contractual claims, environmental laws, patent or trade mark infringement, employment related claims, and other matters;

•
changes in accounting policies or accounting standards, including the new authoritative accounting guidance (known as the current expected credit loss (CECL) model) which may increase the required level of our allowance for credit losses after adoption on January 1, 2020;

•
our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements or a decision to increase capital by retaining more earnings;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors; and

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2018.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

# # #
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands, except for share data)	2019	2018	2018
FINANCIAL DATA:
Net interest income	$218,648	$222,053	$207,598
Net interest income - FTE (1)	219,925	223,414	209,120
Non-interest income	107,673	34,694	32,251
Non-interest expense	147,795	153,712	173,752
Income tax expense	57,196	18,074	13,184
Net income	113,330	77,102	41,965
Dividends on preferred stock	3,172	3,172	3,172
Net income available to common shareholders	$110,158	$73,930	$38,793
Weighted average number of common shares outstanding:
Basic	331,601,260	331,492,648	330,727,416
Diluted	332,834,466	332,856,385	332,465,527
Per common share data:
Basic earnings	$0.33	$0.22	$0.12
Diluted earnings	0.33	0.22	0.12
Cash dividends declared	0.11	0.11	0.11
Closing stock price - high	10.73	11.51	13.38
Closing stock price - low	9.00	8.45	11.19
CORE ADJUSTED FINANCIAL DATA: (2)
Net income available to common shareholders, as adjusted	$71,764	$69,478	$58,549
Basic earnings per share, as adjusted	0.22	0.21	0.18
Diluted earnings per share, as adjusted	0.22	0.21	0.18
FINANCIAL RATIOS:
Net interest margin	2.96%	3.08%	3.10%
Net interest margin - FTE (1)	2.98	3.10	3.13
Annualized return on average assets	1.40	0.98	0.57
Annualized return on avg. shareholders' equity	13.35	9.23	5.10
Annualized return on avg. tangible shareholders' equity (2)	20.29	14.17	7.90
Efficiency ratio (3)	45.29	59.87	72.44
CORE ADJUSTED FINANCIAL RATIOS: (2)
Annualized return on average assets, as adjusted	0.93%	0.93%	0.84%
Annualized return on average shareholders' equity, as adjusted	8.83	8.70	7.50
Annualized return on average tangible shareholders' equity, as adjusted	13.42	13.36	11.61
Efficiency ratio, as adjusted	54.79	56.68	60.03
AVERAGE BALANCE SHEET ITEMS:
Assets	$32,296,070	$31,328,729	$29,291,703
Interest earning assets	29,562,907	28,806,620	26,750,806
Loans	25,254,733	24,530,919	22,302,991
Interest bearing liabilities	22,344,028	21,515,197	19,690,165
Deposits	24,782,759	23,702,885	21,882,034
Shareholders' equity	3,394,688	3,340,411	3,289,815

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
BALANCE SHEET ITEMS:	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2019	2018	2018	2018	2018
Assets	$32,476,991	$31,863,088	$30,881,948	$30,182,979	$29,464,357
Total loans	25,423,118	25,035,469	24,111,290	23,234,716	22,552,767
Non-PCI loans	21,418,778	20,845,383	19,681,255	18,587,015	17,636,934
Deposits	24,907,496	24,452,974	22,588,272	21,640,772	21,959,846
Shareholders' equity	3,444,879	3,350,454	3,302,936	3,277,312	3,245,003

LOANS:
(In thousands)
Commercial and industrial	$4,504,927	$4,331,032	$4,015,280	$3,829,525	$3,631,597
Commercial real estate:
Commercial real estate	12,665,425	12,407,275	12,251,231	11,913,830	11,706,228
Construction	1,454,199	1,488,132	1,416,259	1,376,732	1,372,508
Total commercial real estate	14,119,624	13,895,407	13,667,490	13,290,562	13,078,736
Residential mortgage	4,071,237	4,111,400	3,782,972	3,528,682	3,321,560
Consumer:
Home equity	513,066	517,089	521,797	520,849	549,329
Automobile	1,347,759	1,319,571	1,288,902	1,281,735	1,222,721
Other consumer	866,505	860,970	834,849	783,363	748,824
Total consumer loans	2,727,330	2,697,630	2,645,548	2,585,947	2,520,874
Total loans	$25,423,118	$25,035,469	$24,111,290	$23,234,716	$22,552,767

CAPITAL RATIOS:
Book value per common share	$9.75	$9.48	$9.33	$9.26	$9.16
Tangible book value per common share (2)	6.26	5.97	5.81	5.75	5.65
Tangible common equity to tangible assets (2)	6.63%	6.45%	6.48%	6.56%	6.61%
Tier 1 leverage capital	7.58	7.57	7.63	7.72	7.71
Common equity tier 1 capital	8.53	8.43	8.56	8.71	8.77
Tier 1 risk-based capital	9.38	9.30	9.46	9.65	9.73
Total risk-based capital	11.37	11.34	11.55	11.77	11.89

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended
ALLOWANCE FOR CREDIT LOSSES:	March 31,	December 31,	March 31,
($ in thousands)	2019	2018	2018
Beginning balance - Allowance for credit losses	$156,295	$149,475	$124,452
Loans charged-off:
Commercial and industrial	(4,282)	(909)	(131)
Commercial real estate	—	—	(310)
Construction	—	—	—
Residential mortgage	(15)	(56)	(68)
Total Consumer	(2,028)	(1,194)	(1,211)
Total loans charged-off	(6,325)	(2,159)	(1,720)
Charged-off loans recovered:
Commercial and industrial	483	566	2,107
Commercial real estate	21	21	369
Construction	—	—	—
Residential mortgage	1	3	80
Total Consumer	486	530	468
Total loans recovered	991	1,120	3,024
Net (charge-offs) recoveries	(5,334)	(1,039)	1,304
Provision for credit losses	8,000	7,859	10,948
Ending balance - Allowance for credit losses	$158,961	$156,295	$136,704
Components of allowance for credit losses:
Allowance for loan losses	$154,381	$151,859	$132,862
Allowance for unfunded letters of credit	4,580	4,436	3,842
Allowance for credit losses	$158,961	$156,295	$136,704
Components of provision for credit losses:
Provision for loan losses	$7,856	$7,935	$10,702
Provision for unfunded letters of credit	144	(76)	246
Provision for credit losses	$8,000	$7,859	$10,948
Annualized ratio of total net charge-offs (recoveries) to average loans	0.08%	0.02%	(0.02)%
Allowance for credit losses as a % of non-PCI loans	0.74%	0.75%	0.78%
Allowance for credit losses as a % of total loans	0.63%	0.62%	0.61%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
ASSET QUALITY: (4)	March 31,	December 31,	September 30,	June 30,	March 31,
($ in thousands)	2019	2018	2018	2018	2018
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$5,120	$13,085	$9,462	$6,780	$5,405
Commercial real estate	39,362	9,521	3,387	4,323	3,699
Construction	1,911	2,829	15,576	175	532
Residential mortgage	15,856	16,576	10,058	7,961	6,460
Total Consumer	6,647	9,740	7,443	6,573	5,244
Total 30 to 59 days past due	68,896	51,751	45,926	25,812	21,340
60 to 89 days past due:
Commercial and industrial	1,756	3,768	1,431	1,533	804
Commercial real estate	2,156	530	2,502	—	—
Construction	—	—	36	—	1,099
Residential mortgage	3,635	2,458	3,270	1,978	4,081
Total Consumer	990	1,386	1,249	860	1,489
Total 60 to 89 days past due	8,537	8,142	8,488	4,371	7,473
90 or more days past due:
Commercial and industrial	2,670	6,156	1,618	560	653
Commercial real estate	—	27	27	27	27
Construction	—	—	—	—	—
Residential mortgage	1,402	1,288	1,877	2,324	3,361
Total Consumer	523	341	282	198	372
Total 90 or more days past due	4,595	7,812	3,804	3,109	4,413
Total accruing past due loans	$82,028	$67,705	$58,218	$33,292	$33,226
Non-accrual loans:
Commercial and industrial	$76,270	$70,096	$52,929	$53,596	$25,112
Commercial real estate	2,663	2,372	7,103	7,452	8,679
Construction	378	356	—	1,100	732
Residential mortgage	11,921	12,917	16,083	19,303	22,694
Total Consumer	2,178	2,655	2,248	3,003	3,104
Total non-accrual loans	93,410	88,396	78,363	84,454	60,321
Other real estate owned (OREO)	7,317	9,491	9,863	11,760	13,773
Other repossessed assets	2,628	744	445	864	858
Total non-performing assets	$103,355	$98,631	$88,671	$97,078	$74,952
Performing troubled debt restructured loans	$73,081	$77,216	$81,141	$83,694	$116,414
Total non-accrual loans as a % of loans	0.37%	0.35%	0.33%	0.36%	0.27%
Total accruing past due and non-accrual loans as a % of loans	0.69%	0.62%	0.57%	0.51%	0.41%
Allowance for losses on loans as a % of non-accrual loans	165.27%	171.79%	184.99%	164.30%	220.26%
Non-performing purchased credit-impaired loans (5)	$56,182	$56,125	$75,422	$57,311	$62,857

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)
Net interest income and net interest margin are presented on a tax equivalent basis using a 21 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(2)
This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley's financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley's presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands, except for share data)	2019	2018	2018
Adjusted net income available to common shareholders:
Net income, as reported	$113,330	$77,102	$41,965
Less: Gain on sale leaseback transactions (net of tax)(a)	(55,707)	—	—
Less: Gain on the sale of Visa Class B shares (net of tax) (b)	—	(4,677)	—
Add: Losses on securities transaction (net of tax)	23	1,047	548
Add: Severance expense (net of tax)(c)	3,433	1,907	—
Add: Tax credit investment impairment (net of tax)(d)	1,757	—	—
Add: Legal expenses (litigation reserve impact only, net of tax)	—	—	7,520
Add: Merger related expenses (net of tax)(e)	—	(455)	9,688
Add: Income tax expense (benefit)(f)	12,100	(2,274)	2,000
Net income, as adjusted	$74,936	$72,650	$61,721
Dividends on preferred stock	3,172	3,172	3,172
Net income available to common shareholders, as adjusted	$71,764	$69,478	$58,549
__________
(a) The gain on sale leaseback transactions is included in gains on the sales of assets within other non-interest income.
(b) The gain from the sale of non-marketable securities in included within other non-interest income.
(c) Severance expense is included in salary and employee benefits expense.
(d) Impairment is included in the amortization of tax credit investments.
(e) Merger related expenses are primarily within salary and employee benefits and other expense.
(f) Income tax expense (benefit) related to reserves for uncertain tax positions in 2019 and USAB and the Tax Act in the 2018 periods.
Adjusted per common share data:
Net income available to common shareholders, as adjusted	$71,764	$69,478	$58,549
Average number of shares outstanding	331,601,260	331,492,648	330,727,416
Basic earnings, as adjusted	$0.22	$0.21	$0.18
Average number of diluted shares outstanding	332,834,466	332,856,385	332,465,527
Diluted earnings, as adjusted	$0.22	$0.21	$0.18
Adjusted annualized return on average tangible shareholders' equity:
Net income, as adjusted	$74,936	$72,650	$61,721
Average shareholders' equity	3,394,688	3,340,411	3,289,815
Less: Average goodwill and other intangible assets	1,160,510	1,164,638	1,164,230
Average tangible shareholders' equity	$2,234,178	$2,175,773	$2,125,585
Annualized return on average tangible shareholders' equity, as adjusted	13.42%	13.36%	11.61%
Adjusted annualized return on average assets:
Net income, as adjusted	$74,936	$72,650	$61,721
Average assets	$32,296,070	$31,328,729	$29,291,703
Annualized return on average assets, as adjusted	0.93%	0.93%	0.84%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands)	2019	2018	2018
Adjusted annualized return on average shareholders' equity:
Net income, as adjusted	$74,936	$72,650	$61,721
Average shareholders' equity	$3,394,688	$3,340,411	$3,289,815
Annualized return on average shareholders' equity, as adjusted	8.83%	8.70%	7.50%
Annualized return on average tangible shareholders' equity:
Net income, as reported	$113,330	$77,102	$41,965
Average shareholders' equity	3,394,688	3,340,411	3,289,815
Less: Average goodwill and other intangible assets	1,160,510	1,164,638	1,164,230
Average tangible shareholders' equity	$2,234,178	$2,175,773	$2,125,585
Annualized return on average tangible shareholders' equity	20.29%	14.17%	7.90%
Adjusted efficiency ratio:
Non-interest expense, as reported	$147,795	$153,712	$173,752
Less: Severance expense (pre-tax)	4,838	2,662	—
Less: Legal expenses (litigation reserve impact only, pre-tax)	—	—	10,500
Less: Merger-related expenses (pre-tax)	—	(635)	13,528
Less: Amortization of tax credit investments (pre-tax)	7,173	9,044	5,274
Non-interest expense, as adjusted	$135,784	$142,641	$144,450
Net interest income	218,648	222,053	207,598
Non-interest income, as reported	107,673	34,694	32,251
Add: Losses on securities transactions, net (pre-tax)	32	1,462	765
Less: Gain on sale leaseback transaction (pre-tax)	78,505	—	—
Less: Gain on Sale of Visa Class B shares (pre-tax)	—	6,530	—
Non-interest income, as adjusted	$29,200	$29,626	$33,016
Gross operating income, as adjusted	$247,848	$251,679	$240,614
Efficiency ratio, as adjusted	54.79%	56.68%	60.03%

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
($ in thousands, except for share data)	2019	2018	2018	2018	2018
Tangible book value per common share:
Common shares outstanding	331,732,636	331,431,217	331,501,424	331,454,025	331,189,859
Shareholders' equity	$3,444,879	$3,350,454	$3,302,936	$3,277,312	$3,245,003
Less: Preferred stock	209,691	209,691	209,691	209,691	209,691
Less: Goodwill and other intangible assets	1,158,245	1,161,655	1,166,481	1,162,858	1,165,379
Tangible common shareholders' equity	$2,076,943	$1,979,108	$1,926,764	$1,904,763	$1,869,933
Tangible book value per common share	$6.26	$5.97	$5.81	$5.75	$5.65
Tangible common equity to tangible assets:
Tangible common shareholders' equity	$2,076,943	$1,979,108	$1,926,764	$1,904,763	$1,869,933
Total assets	32,476,991	31,863,088	30,881,948	30,182,979	29,464,357
Less: Goodwill and other intangible assets	1,158,245	1,161,655	1,166,481	1,162,858	1,165,379
Tangible assets	$31,318,746	$30,701,433	$29,715,467	$29,020,121	$28,298,978
Tangible common equity to tangible assets	6.63%	6.45%	6.48%	6.56%	6.61%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

(3)	The efficiency ratio measures Valley's total non-interest expense as a percentage of net interest income plus total non-interest income.
(4)
Past due loans and non-accrual loans exclude purchased credit-impaired (PCI) loans. PCI loans are accounted for on a pool basis under U.S. GAAP and are not subject to delinquency classification in the same manner as loans originated by Valley.

(5)
Represent PCI loans meeting Valley's definition of non-performing loan (i.e., non-accrual loans), but are not subject to such classification under U.S. GAAP because the loans are accounted for on a pooled basis and are excluded from the non-accrual loans in the table above.

SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 305-1364 or by e-mail at tzarkadas@valley.com.

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	March 31,	December 31,
	2019	2018
	(Unaudited)
Assets
Cash and due from banks	$282,250	$251,541
Interest bearing deposits with banks	184,347	177,088
Investment securities:
Held to maturity (fair value of $2,066,970 at March 31, 2019 and $2,034,943 at December 31, 2018)	2,074,399	2,068,246
Available for sale	1,723,106	1,749,544
Total investment securities	3,797,505	3,817,790
Loans held for sale, at fair value	31,903	35,155
Loans	25,423,118	25,035,469
Less: Allowance for loan losses	(154,381)	(151,859)
Net loans	25,268,737	24,883,610
Premises and equipment, net	312,677	341,630
Lease right-of-use assets	289,669	—
Bank owned life insurance	440,845	439,602
Accrued interest receivable	100,722	95,296
Goodwill	1,084,665	1,084,665
Other intangible assets, net	73,580	76,990
Other assets	610,091	659,721
Total Assets	$32,476,991	$31,863,088
Liabilities
Deposits:
Non-interest bearing	$6,352,135	$6,175,495
Interest bearing:
Savings, NOW and money market	11,447,043	11,213,495
Time	7,108,318	7,063,984
Total deposits	24,907,496	24,452,974
Short-term borrowings	2,062,576	2,118,914
Long-term borrowings	1,499,727	1,654,268
Junior subordinated debentures issued to capital trusts	55,457	55,370
Lease liabilities	313,525	3,125
Accrued expenses and other liabilities	193,331	227,983
Total Liabilities	29,032,112	28,512,634
Shareholders’ Equity
Preferred stock, no par value; 50,000,000 authorized shares:
Series A (4,600,000 shares issued at March 31, 2019 and December 31, 2018)	111,590	111,590
Series B (4,000,000 shares issued at March 31, 2019 and December 31, 2018)	98,101	98,101
Common stock (no par value, authorized 450,000,000 shares; issued 332,062,473 shares at March 31, 2019 and 331,634,951 shares at December 31, 2018)	116,466	116,240
Surplus	2,799,434	2,796,499
Retained earnings	375,983	299,642
Accumulated other comprehensive loss	(53,257)	(69,431)
Treasury stock, at cost (329,837 common shares at March 31, 2019 and 203,734 common shares at December 31, 2018)	(3,438)	(2,187)
Total Shareholders’ Equity	3,444,879	3,350,454
Total Liabilities and Shareholders’ Equity	$32,476,991	$31,863,088

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Interest Income
Interest and fees on loans	$288,277	$282,847	$237,586
Interest and dividends on investment securities:
Taxable	22,876	22,399	21,323
Tax-exempt	4,804	5,121	5,721
Dividends	3,174	3,561	1,939
Interest on federal funds sold and other short-term investments	1,093	666	926
Total interest income	320,224	314,594	267,495
Interest Expense
Interest on deposits:
Savings, NOW and money market	36,283	32,546	22,317
Time	38,171	30,599	14,616
Interest on short-term borrowings	12,549	14,092	5,732
Interest on long-term borrowings and junior subordinated debentures	14,573	15,304	17,232
Total interest expense	101,576	92,541	59,897
Net Interest Income	218,648	222,053	207,598
Provision for credit losses	8,000	7,859	10,948
Net Interest Income After Provision for Credit Losses	210,648	214,194	196,650
Non-Interest Income
Trust and investment services	2,904	2,998	3,230
Insurance commissions	2,525	3,720	3,821
Service charges on deposit accounts	5,903	6,288	7,253
Losses on securities transactions, net	(32)	(1,462)	(765)
Fees from loan servicing	2,430	2,478	2,223
Gains on sales of loans, net	4,576	2,372	6,753
Gains (losses) on sales of assets, net	77,720	(280)	(97)
Bank owned life insurance	1,887	1,731	1,763
Other	9,760	16,849	8,070
Total non-interest income	107,673	34,694	32,251
Non-Interest Expense
Salary and employee benefits expense	83,105	80,802	93,292
Net occupancy and equipment expense	27,886	27,643	27,924
FDIC insurance assessment	6,121	7,303	5,498
Amortization of other intangible assets	4,311	4,809	4,293
Professional and legal fees	5,271	5,119	17,047
Amortization of tax credit investments	7,173	9,044	5,274
Telecommunication expense	2,268	2,166	3,594
Other	11,660	16,826	16,830
Total non-interest expense	147,795	153,712	173,752
Income Before Income Taxes	170,526	95,176	55,149
Income tax expense	57,196	18,074	13,184
Net Income	113,330	77,102	41,965
Dividends on preferred stock	3,172	3,172	3,172
Net Income Available to Common Shareholders	$110,158	$73,930	$38,793
Earnings Per Common Share:
Basic	$0.33	$0.22	$0.12
Diluted	0.33	0.22	0.12
Cash Dividends Declared per Common Share	0.11	0.11	0.11
Weighted Average Number of Common Shares Outstanding:
Basic	331,601,260	331,492,648	330,727,416
Diluted	332,834,466	332,856,385	332,465,527

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis

	Three Months Ended
	March 31, 2019			December 31, 2018			March 31, 2018
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets:
Loans (1)(2)	$25,254,733	$288,277	4.57%	$24,530,919	$282,847	4.61%	$22,302,991	$237,587	4.26%
Taxable investments (3)	3,390,609	26,050	3.07%	3,398,396	25,960	3.06%	3,401,743	23,262	2.74%
Tax-exempt investments (1)(3)	689,675	6,081	3.53%	713,552	6,482	3.63%	741,001	7,242	3.91%
Interest bearing deposits with banks	227,890	1,093	1.92%	163,753	666	1.63%	305,071	926	1.21%
Total interest earning assets	29,562,907	321,501	4.35%	28,806,620	315,955	4.39%	26,750,806	269,017	4.02%
Other assets	2,733,163			2,522,109			2,540,897
Total assets	$32,296,070			$31,328,729			$29,291,703
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$11,450,943	$36,283	1.27%	$11,186,180	$32,546	1.16%	$11,175,982	$22,317	0.80%
Time deposits	7,214,863	38,171	2.12%	6,245,803	30,599	1.96%	4,594,368	14,616	1.27%
Short-term borrowings	2,011,428	12,549	2.50%	2,316,020	14,092	2.43%	1,487,272	5,732	1.54%
Long-term borrowings (4)	1,666,794	14,573	3.50%	1,767,194	15,304	3.46%	2,432,543	17,232	2.83%
Total interest bearing liabilities	22,344,028	101,576	1.82%	21,515,197	92,541	1.72%	19,690,165	59,897	1.22%
Non-interest bearing deposits	6,116,953			6,270,902			6,111,684
Other liabilities	440,401			202,219			200,039
Shareholders' equity	3,394,688			3,340,411			3,289,815
Total liabilities and shareholders' equity	$32,296,070			$31,328,729			$29,291,703

Net interest income/interest rate spread (5)		$219,925	2.53%		$223,414	2.67%		$209,120	2.80%
Tax equivalent adjustment		(1,277)			(1,361)			(1,522)
Net interest income, as reported		$218,648			$222,053			$207,598
Net interest margin (6)			2.96%			3.08%			3.10%
Tax equivalent effect			0.02%			0.02%			0.03%
Net interest margin on a fully tax equivalent basis (6)			2.98%			3.10%			3.13%

(1)	Interest income is presented on a tax equivalent basis using a 21 percent federal tax rate.

(2)	Loans are stated net of unearned income and include non-accrual loans.

(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.

(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.

(5)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.